FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
November 10, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Results of Drilling at Baraniec-1 Well;
Updates Operations at Angowice-1 Well

Salt Lake City, November 10, 2014 – FX Energy, Inc. (NASDAQ: FXEN) today reported that the Baraniec-1 well was drilled to approximately 4,000 meters.  At approximately 3,900 meters the well encountered a 48 meter (154 feet) gas saturated section of tight Rotliegend sandstone with 10-12% porosity.  Two separate drill stem tests were performed with sub-commercial results and the well was plugged and abandoned.  At the same time, logs, cores and test data are being analyzed to determine whether there is a technical solution for achieving commercial results from this tight gas reservoir.  The Baraniec-1 well is located in the Fences license in western Poland where the Polish Oil and Gas Company is the operator and owns 51% of the working interest; FX Energy owns 49% of the working interest.

“We are disappointed with the reservoir performance on our very deepest wells in the Lisewo area,” said Andy Pierce, Vice President of Operations.  “We have encountered good gas accumulations but poor deliverability as we get deeper into the basin in this area.  We plan to investigate the technologies available to deal with this problem, because we have substantial gas accumulations at these depths.  In the meantime we plan to focus on the next shallower tier of prospects that are on trend with Lisewo, including Miloslaw-4, Przybyslaw-1 and Paruchow-1.  In addition, we are developing new targets along the trend from Zaniemysl through Roszkow to the recent Karmin-1 discovery, where we have encountered the highest production rates in the whole license area.”

Angowice-1 well

The Company also reported that the Angowice-1 well is currently drilling at a depth of 2,276 meters.  The main target is a Devonian carbonate buildup similar on seismic expression to the productive horizon at the Company’s Tuchola field.  The Angowice-1 is planned to drill to a total depth of approximately 3,500 meters with multiple targets in the middle and lower Zechstein and the upper and middle Devonian.  The well is testing one of four structural features clustered in an area approximately 12 kilometers northwest of the Company’s Tuchola field.  The Angowice-1 well is located in the Edge license in northwestern Poland where the Company is the operator and owns 100% of the working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.